FIRST BANCORP ANNOUNCES PAYMENT OF PREFERRED DIVIDENDS
San Juan, Puerto Rico, November 3, 2006 — First BanCorp (NYSE:FBP) announced today that the Board of Directors of First BanCorp has declared the next payment of dividends on First BanCorp’s Series A through E Preferred shares.
The estimated corresponding amounts, record dates and payment dates for the Series A through E Preferred Shares are:

Series	$Per/share	Record Date	Payment Date
A	0.1484375	November 28, 2006	November 30, 2006
B	0.17395833	November 15, 2006	November 30, 2006
C	0.1541666	November 15, 2006	November 30, 2006
D	0.15104166	November 15, 2006	November 30, 2006
E	0.14583333	November 15, 2006	November 30, 2006
Regulatory approvals for payments of dividends were obtained as a part of First BanCorp’s previously announced agreement with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 139 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including its ability to satisfy the NYSE that its progress in preparing its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 continues to justify the continued listing of its securities for trading on the NYSE, the interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the impact of the Corporation’s restated financial statements on customers and lenders, the ability to fund operations, changes in the interest rate environment, including the impact on the Corporation’s financial statements for periods prior to April 3, 2006 of changes in the value of interest rate swaps resulting from changes in interest rates, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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